UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 23, 2022

Enovix Corporation
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39753	85-3174357
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501 W Warren Avenue,		Fremont, California 94538
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (510) 695-2350
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ENVX	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note
On December 29, 2022, Enovix Corporation (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) with the U.S. Securities and Exchange Commission (the “SEC”), announcing the retirement of the Company’s current President and Chief Executive Officer, and member of the Board of Directors of the Company (the “Board”), Harrold Rust, and the appointment of his successor, Dr. Raj Talluri, to each such position. This Amendment No. 1 to Current Report on Form 8-K (“Amendment No. 1”) amends the Original Form 8-K in order to amend and supplement the Company’s disclosure under Item 5.02 of the Original Form 8-K, which such arrangement was not known at the time of filing the Original Form 8-K. The Original Form 8-K otherwise remains unchanged and does not otherwise reflect events occurring after the original filing of the Form 8-K except as set forth in this Amendment No. 1.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of Principal Executive Officer
As previously reported on the Original Form 8-K, Mr. Rust determined that he would retire as President and Chief Executive Officer of the Company and as a member of the Board effective as of the date of Dr. Talluri’s appointment to each such position.
In connection with Mr. Rust’s retirement, on January 13, 2023 the Company and Mr. Rust entered into a Separation Agreement (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Mr. Rust will resign as the Company’s President and Chief Executive Officer and from the Board as of January 18, 2023 (the “Effective Date”), but will continue to remain employed by the Company until February 1, 2023. Subject to, and conditioned upon, Mr. Rust’s execution of the Separation Agreement and non-revocation of a release of claims against the Company and compliance with covenants covering confidentiality and non-disparagement for an indefinite period, Mr. Rust will be entitled to: (i) cash severance in an amount equal to 12 months’ of Mr. Rust’s base salary in effect as of the Effective Date, payable in installments commencing on the Company’s first regular payroll date that is at least one week following the Effective Date, (ii) payment of continued health coverage for him and his eligible dependents under COBRA for a period of 36 months, or a taxable payment in lieu of such payment, (iii) acceleration of the vesting of all of the unvested shares subject to Mr. Rust’s equity awards, (iv) extension of the period of time in which Mr. Rust may exercise all of his vested, outstanding and unexercised stock options through the applicable term of each such stock option, subject to earlier expiration pursuant to the terms of the applicable equity incentive plan under which such stock options were granted (including in connection with a change in control of the Company), and (v) a pro-rated amount of his target bonus in effect for the current fiscal year, payable in a lump sum at the same time annual bonuses are paid to other of the Company’s employees ((i) through (v), collectively, the “Separation Severance Benefits”). The Separation Severance Benefits shall supersede and replace in entirety any severance benefits that Mr. Rust is entitled to pursuant to that certain Amended and Restated Employment Agreement, dated May 27, 2021, by and between the Company and Mr. Rust, filed as Exhibit 10.21 to the Company’s Current Report on Form 8-K, filed with the SEC on July 19, 2021.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal period ending January 1, 2023.
Appointment of New Director
On January 13, 2023, the Board appointed Dr. Talluri as a member of the Board, effective as of Mr. Rust’s resignation from the Board on the Effective Date.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Enovix Corporation

Date:	January 18, 2023	By:	/s/ Steffen Pietzke
Steffen Pietzke Chief Financial Officer